As filed with the Securities and Exchange Commission on December 6, 2013 Registration No. 333-51508
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NASH-FINCH COMPANY
(Exact name of registrant as specified in its charter)
Delaware	41-0431960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7600 France Avenue South 55435 Edina, Minnesota
(Address of Principal Executive Offices) Zip Code
NASH-FINCH COMPANY 2000 STOCK INCENTIVE PLAN
(Full title of the plan)
Kathleen M. Mahoney Vice President and Secretary Nash-Finch Company 7600 France Avenue South Edina, Minnesota 55435
(Name and address of agent for service)
(952) 832-0534
(Telephone number, including area code, of agent for service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to: David W. Pollak Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Nash-Finch Company (the “Company”) on Form S-8 (Registration No. 333-51508), filed with the Securities and Exchange Commission (the “SEC”) on December 8, 2000 (the “Registration Statement”), which registered the offering of 953,279 shares of Common Stock, par value $1.66 2/3 (“Common Stock”) and common stock purchase rights attached thereto (“Rights”), pursuant to the terms of the Nash-Finch Company 2000 Stock Incentive Plan.

On November 19, 2013, pursuant to the Agreement and Plan of Merger, dated as of July 21, 2013 (the “Merger Agreement”), by and among Spartan Stores, Inc. a Michigan corporation (“Spartan Stores”), SS Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Spartan Stores (“Merger Sub”), and the Company, Merger Sub merged with and into the Company with the Company being the surviving corporation and a wholly-owned direct subsidiary of Spartan Stores (the “Merger”). As a result of the Merger, the Company has terminated all offerings of its Common Stock and Rights pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment, any shares of Common Stock or Rights which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, the State of Minnesota, on this 6th day of December 2013.

NASH-FINCH COMPANY

By:	/s/ Kathleen M. Mahoney
Kathleen M. Mahoney
Vice President and Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Name	Date	Title
/s/ Dennis Eidson Dennis Eidson	December 6, 2013	President and Sole Director (principal executive officer)
/s/ Dennis Eidson David M. Staples	December 6, 2013	Vice President and Treasurer (principal financial officer)(principal accounting officer)